UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2025

BYRNA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-40385	71-1050654
(Commission File Number)	(IRS Employer Identification No.)

100 Burtt Road, Suite 115
Andover, MA 01810
(Address and Zip Code of principal executive offices)

(978) 868-5011
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	BYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2025, the Board of Directors (the “Board”) of Byrna Technologies Inc. (the “Company”) increased the size of the Board from five to seven members, and appointed Adam L. Roth and TJ Kennedy as members of the Board to fill the vacancies resulting from the increase in Board size, effective immediately.

Mr. Roth, age 56, has served as the founder of Synthesis Consulting Group, a strategy brand consultancy focusing on identifying and maximizing growth opportunities, since 2024. Mr. Roth previously served as a marketing executive at Nike, Inc. (NYSE:NKE) (“Nike”) from 1996 to 2000 and from 2033 through 2024. During his tenure at Nike, Mr. Roth held positions of increasing responsibility including as Vice President of Global Brand Innovation from 2016 through 2018, Vice President of Global Brand Creative from 2018 through 2019, Vice President of Asia-Pacific & Latin America Marketing from 2019 through 2021, and Vice President of North America Marketing from 2021 through 2024. Prior to Nike, Mr. Roth’s digital and advertising experience included positions at TBWA/Chiat/Day, asimba.com, and Saatchi & Saatchi, and Mr. Roth previously served on the Board of Directors of the Ad Council. Mr. Roth holds a Bachelor of Arts from Brown University.

Mr. Kennedy, age 53, has served as the Chief Executive Officer of Fractional Source, a fraction C-level leadership company, since January 2025. He previously served as the Chief Executive Officer and a member of the board of directors of Wrap Technologies (Nasdaq:WRAP), a public safety technology company, from April 2021 to April 2023. From July 2020 to April 2022, Mr. Kennedy served as the Chief Executive Officer, president, and member of the board of directors of Qumu, Inc., a Nasdaq-listed company that prior to its acquisition in 2023 provided the tools to create, manage, secure, distribute and measure the success of live and on-demand video for enterprises. From January 2019 to July 2020, Mr. Kennedy served as the Chief Executive Officer and member of the board of directors of Allerio, Inc., and from January 2018 through July 2020 and since April 2023, he has served as a founder and principal of The Public Safety Network. From July 2013 to January 2018, Mr. Kennedy served as the President/Deputy Executive Director of FirstNet – First Responder Network Authority. Mr. Kennedy has served on the advisory board of Siyata Mobile Inc., a public safety communications technology company, since July 2024, on the board of directors of AI Fund, a venture capital fund focused on swarming drone technology, since May 2023, on the board of directors of GeoComm-Granite Partners, a SaaS software company, since April 2022, and on the board of directors of Next General Critical Communications, a New Zealand organization responsible for developing public safety networks, since August 2020. Mr. Kennedy holds a Bachelor of Science in Health Promotion and Education from the University of Utah, and a Master's of Business Administration from Johns Hopkins University.

Mr. Roth and Mr. Kennedy will be entitled to receive compensation for their service on the Board consistent with the Company’s standard compensation program for non-employee directors, as described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2025. That description is incorporated in this Current Report on Form 8-K by reference.

There are no arrangements or understandings between Mr. Roth or Mr. Kennedy and any other person pursuant to which they were appointed as directors of the Company, and there are no family relationships between Mr. Roth or Mr. Kennedy and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Roth or Mr. Kennedy was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Item 7.01. Regulation FD Disclosure.

On September 9, 2025, the Company issued a press release announcing the appointment of Mr. Roth and Mr. Kennedy as directors, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1*	Press Release of Byrna Technologies Inc. dated September 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYRNA TECHNOLOGIES INC.

Date: September 9, 2025	By:	/s/ Laurilee Kearnes
Name: Laurilee Kearnes Title: Chief Financial Officer